Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-225058) of Talos Energy Inc. of our report dated March 14, 2018 (except for Note 11 and 15, as to which the date is September 14, 2018), with respect to the consolidated financial statements of Talos Energy Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Houston, TX

September 20, 2018